CHANGE IN CONTROL AND SEVERANCE AGREEMENT –
ADDENDUM TO YOUR EMPLOYMENT CONTRACT

Steve Hurn
1 February 2021
Dear Steve:
This letter agreement (“Addendum”) is presented further to our recent discussions in order to set out below the terms which apply to you in relation to a Change in Control of New Relic, Inc, a Delaware corporation (the “Parent Company”) or your termination without cause.
This Addendum shall be effective as of the date above and shall remain in effect for a period of three years from such date, after which time this Addendum may be renewed by mutual agreement.
Your employment is and shall remain subject to the terms your contract of employment with New Relic UK Limited (the “Company”) dated 20 April 2020 (“Employment Contract”), and this Addendum shall have no effect on the terms of the Employment Contract, other than as provided herein.

1.DEFINITIONS
1.1“Cause” for termination of your employment with the Company will exist under this Addendum if your employment terminates for any of the following reasons:

(i)your wilful failure to substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy;
(ii)your commission of any act of fraud, embezzlement, dishonesty, or any other wilful misconduct that has caused or is reasonably expected to result in material injury to the Company;
(iii)unauthorised use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company; or
(iv)your wilful breach of any of your obligations under any written agreement or covenant with the Company.
The determination as to whether your employment is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on you.
1.2“Change in Control” shall have the meaning set forth in the Parent Company’s 2014 Equity Incentive Plan, as it may be amended from time to time; provided that to the extent required for compliance with applicable US law (Section 409A of the Internal Revenue Code of 1986), in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Parent Company or “a change in the ownership of a substantial portion of the assets of” the Parent Company as determined under US Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
1.3“Good Reason” for resignation of your employment shall exist under this Addendum following the occurrence of any of the following without your written consent:

(i)a material reduction in job duties, responsibilities, or authority inconsistent with your position with the Company; provided, however, that any such reduction or change after a Change in Control will not constitute Good Reason if you retain reasonably comparable duties, position, and responsibilities with respect to the Company’s business within the successor entity (or any successor to the Parent Company) following a Change in Control;
(ii)a material reduction of your then current base salary, representing a reduction of more than 10% of your then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Parent Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction;
(iii)the relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then current principal place of employment immediately prior to such relocation;
(iv)any material breach by the Company of this Addendum or any other written agreement between the Company or any Group Company and you; or
(v)the failure by any successor to the Company to assume this Addendum or any obligations under this Addendum; provided, that you give written notice to the Company of the event forming the basis of the termination for Good Reason within 30 days after the date on which the Company gives written notice to you of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv), or (v) above, the Company fails to remedy such basis for the Good Reason resignation within 30 days after receipt of your written notice and you terminate your employment within 30 days following the expiration of the remedy period. For the avoidance of doubt, this Agreement shall be rendered null and void in circumstances where your employment transfers to a third party by reason of the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time.
1.4“Group Company” is the Company and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006).
1.5“PAYE deductions” are deductions made to comply with or to meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions.

1.6“Settlement Agreement” is a settlement agreement in the Company’s chosen form to be provided prior to the Termination Date which complies with the requirements of s203 of the Employment Rights Act 1996 and which includes express provisions in relation to your ongoing obligations of confidentiality, non-derogatory remarks, return of Company property, protection of confidential information, cooperation in legal matters, and compliance with the post-termination restrictions of your Employment Contract.
1.7“Termination Date” is the date on which your employment under the Employment Contract terminates.

2. TERMINATION PAYMENTS
2.1    If your employment is terminated by the Company without Cause (other than as a result of death or incapacity), or you resign your employment with the Company for Good Reason, in either case in connection with or within 12 months following the effective date of a Change in Control provided that you sign a Settlement Agreement waiving all claims against the Company or any Group Company as specified in clause 3 below, the Company shall pay you, subject to clause 2.3, a lump sum amount in cash equal to twelve (12) months of your then current base salary, ignoring any decrease in base salary that would form the basis for Good Reason, as at the Termination Date less PAYE deductions (the “CIC Payment”). The date that the settlement agreement executed under this clause 2.1 is effective will be the “Settlement Agreement Effective Date” for purposes of section 2 of your Change in Control and Severance Agreement with the Parent Company, executed contemporaneously with this Addendum.
2.2    In the event that the termination of your employment does not trigger a payment pursuant to clause 2.1 and if your employment is terminated by the Company without Cause (other than as a result of death or disability), and such termination is not in connection with or within twelve (12) months following the effective date of a Change in Control, provided that you sign a Settlement Agreement waiving all claims against the Company or any Group Company as specified in clause 3 below, the Company shall pay you, subject to clause 2.3, a lump sum amount in cash equal to six (6) months of your then current base salary as at the Termination Date less PAYE deductions to be paid over the six (6) month period following the Termination Date in accordance with the Company’s regular payroll schedule (the “Enhanced Severance Payment”). Any execution of a Settlement Agreement under this clause 2.2 will have no effect on your Change in Control and Severance Agreement with the Parent Company.

2.3    The CIC Payment or the Enhanced Severance Payment (whichever applies), shall be reduced by the equivalent of any sums paid to you as a payment in lieu of notice (as defined in the Employment Contract) upon the termination of your employment and/or by any sums paid to you for your then current base salary during your notice period including for the avoidance of doubt any period when you are placed on garden leave pursuant to the Employment Contract.

2.4    You shall not be required to mitigate the amount of any payment contemplated by this Addendum, nor shall any such payment be reduced by any earnings that you may receive from any other source.

2.5    This clause 2 supersedes clause 11 of your Employment Contract (“Termination”) only in the event of the occurrence of all conditions described in clause 2.1 or 2.2. In the event that clause 2.1 or 2.2 is not operative, clause 11 of your Employment Contract shall govern the termination of your employment.

3. WAIVER OF CLAIMS AND CONDITIONS
3.1    It is a condition of this Addendum that prior to the payment of any CIC Payment or Enhanced Severance Payment, you shall prior to the Termination Date allow to become effective a Settlement Agreement releasing the Company, any Group Company, and their successors from any and all claims you may have against such entities related to or arising in connection with your employment, the terms of such employment, and/or the termination of your employment. No CIC Payment or Enhanced Severance Payment shall be paid or provided prior to the receipt of a validly executed Settlement Agreement in the form approved by the Company prior to the Termination Date.

3.2    Payment of the CIC Payment or the Enhanced Severance Payment is subject to and conditional upon you resigning any executive positions you may hold with the Company or any Group Company and you complying with (and continuing to comply with) your obligations relating to confidentiality, intellectual property, and post termination restrictive covenants as set out in your Employment Contract and the Employee Proprietary Information and Inventions Agreement.

4.    TIMING OF PAYMENT

4.1The Company will pay (or commence payment of) the CIC Payment or Enhanced Severance Payment within 28 days of the Termination Date.

4.2For the avoidance of doubt, the payment of CIC Payment or Enhanced Severance Payment shall not affect your entitlement to any of the following:

(a)any accrued but unpaid salary;
(b)any payment in lieu of accrued but unused holiday;
(c)any earned (as determined and approved by the Company prior to the Termination Date having regard to the rules of the relevant scheme) but not yet paid incentive bonus from the prior fiscal year, which bonus shall be paid in accordance with the Company’s regular bonus payment process;
(d)the reimbursement of expenses, provided that all claims for reimbursement are submitted within two weeks after the Termination Date, in relation, in each case, to the period before Termination Date.

5.SUCCESSORS
1.1Any successor to the Company or Parent Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s, or ensure that the Company fully performs its, obligations under this Addendum and shall perform the Company’s, or ensure that the Company performs its, obligations, under this Addendum in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

1.2Without the written consent of the Company, you shall not assign or transfer any right or obligation under this Addendum to any other person or entity. Notwithstanding the foregoing, the terms of this Addendum and all your rights hereunder shall inure to the benefit of, and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

6.WAIVER
No provision of this Addendum may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you) and an authorised officer of the Parent Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Addendum by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
7.INTEGRATION
This Addendum supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Addendum; provided that, for clarification purposes, this Addendum shall not affect any agreements between the Company and you regarding intellectual property matters, non-solicitation or non-competition restrictions, or confidential information of the Company or between you and the Parent Company relating to a Change in Control.
8.CHOICE OF LAW
The validity, interpretation, construction and performance of this Addendum shall be governed by the internal substantive laws, but not the conflicts of law rules, of England and Wales.
9.COUNTERPARTS
This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Signed by the Company:

/s/ Mark Sachleben                    Date: 15 February 2021
Mark Sachleben, Director

Accepted and agreed by you:

/s/ Steve Hurn                    Date: 15 February 2021
Steve Hurn